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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                                                                                        Three Months Ended
                                                                                             March 31
(thousands)                                                                        1997                     1996
                                                                              --------------           -------------
Net Income (A)                                                                $        9,303           $      11,485
                                                                              ==============           =============

Weighted Average Common Shares Outstanding                                            14,820                   14,859
Weighted Average Common Share Equivalents (1)                                            180                      153
                                                                               --------------           -------------
Weighted Average Common Shares and
 Common Stock Equivalents (B)                                                         15,000                   15,012
                                                                               ==============           =============
Net Income per Common Share (A/B)                                              $        0.62           $         0.77
                                                                               ==============           =============

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.





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